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                                                                   Exhibit 10.30
                          TERM SHEET DEBT RESTRUCTURE

                          A.  Existing Loan Documents

     This Term Sheet is submitted to Precision Auto Care, Inc. ("PAC") by First Union National Bank ("First Union"). This Term Sheet sets forth the material terms under which First Union will amend certain repayment and other terms set forth in an Amended and Restated Loan and Security Agreement, effective as of February 1, 1999, and subsequently amended on May 13, 1999 pursuant to a First Amendment to Amended and Restated Loan and Security Agreement, among PAC, certain of its subsidiaries (collectively, the "Borrowers"), and First Union. This Term Sheet constitutes a commitment by First Union to modify the terms of the Amended and Restated Loan and Security Agreement (as amended), subject to the execution of mutually acceptable documents consistent with the terms and conditions set forth in this Term Sheet. References in this Term Sheet to the Loan and Security Agreement shall mean the Amended and Restated Loan and Security Agreement, as amended on May 13, 1999.

     The debt of the Borrowers to First Union is evidenced by a Third Consolidated, Amended and Restated Revolving and Acquisition Line of Credit Promissory Note dated February 1, 1999 in the face amount of $21,072,860.62 (the "Note"). The Note is secured by a security interest in the personal property collateral described in the Loan and Security Agreement. The Note evidences a Line of Credit and an Acquisition Line of Credit (which is treated on First Union's books as a term loan).

                            B.  Balance Information

     As of October 6, 1999, there was due on the Line of Credit $4,453,000 in principal and $44,217.87 in interest. The interest payment due on September 30, 1999 on the Line of Credit is past due.

     As of October 6, 1999, the Acquisition Line of Credit consisted of one term loan in the original amount of $4,949,999.98, on which the current principal balance is $3,941,666.61 and accrued interest is $38,757.81. The principal and interest payment due on September 30, 1999 on the Acquisition Line of Credit is past due.

                     C.  Existing and Anticipated Defaults

     The Loan and Security Agreement requires, among other things, the following:

     1. Section 1.41 of the Loan and Security Agreement states that all Loans and Obligations, all accrued interest, and all other fees, costs and expenses provided for in the Loan and Security Agreement, the Consolidated Note, or the other Loan Documents shall be due and payable in full on September 30, 1999. By letter agreement, the Borrowers and First Union extended the maturity date of the Line of Credit to October 15, 1999. On and after October 15, 1999, First Union is under no obligation to make advances under the Line of Credit to the Borrowers.

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     2.  Section 1.41A requires that, from and after July 31, 1999, the Line of
Credit Portion of the Maximum Loan Amount be $4,150,000 or less. The Borrowers are in default under Section 1.41A by reason of their having failed to reduce the Line of Credit Portion of the Maximum Loan Amount to $4,150,000 by July 31, 1999.

     3. Section 2.4(g) requires that the Borrowers, by July 31, 1999, permanently reduce the Line of Credit to $4,150,000 or less. The Borrowers are in default under Section 2.4(g) by reason of their having failed to reduce the Line of Credit to $4,150,000 or less by July 31, 1999.

     4. Section 2.4(h) requires that, on or before July 31, 1999, the Borrowers close on the sale of the real property located at 950 South Baldwin Street, Marion, Indiana, and pay at closing to First Union the greater of the Net Sale Proceeds or $450,000, which First Union shall apply to permanently reduce the Line of Credit. The Borrowers have failed to comply with Section 2.4(h) by failing to close on the sale of the Marion, Indiana property and to pay at closing on the sale to First Union the greater of the Net Sale Proceeds or $450,000.

     5. Section 6.16(c) requires the Borrowers to deliver to First Union, within thirty (30) days after the end of each calendar month, a combined statement of income and retained earnings of the Borrowers for the month. The Borrowers have failed to deliver these monthly financial statements to First Union.

                            D.  Pre-closing Actions

     1. On or before October 12, 1999, the Borrowers shall deliver to First Union a schedule of all real estate (except for the real property subject to the FFCA Financing and the Heartland Bank Financing, as defined in the Loan and Security Agreement) owned by the Borrowers, which schedule shall include the address of the property, a description of the property, a description of the business conducted at the property, the original cost of the property, the amount of any outstanding debt secured by the property, the identity of the creditor with a lien on the property, and the current fair market value of the property. The Borrowers shall also deliver to First Union, before October 12, 1999, insurance policies, deeds and mortgages relating to this real estate.

     2. Before closing, the Borrowers shall deliver to First Union copies of the most recently filed tax returns for each Borrower, and a copy of each piece of financial information in the Borrower's possession setting forth the assets, liabilities, revenue and expenses of each Borrower from July 1, 1998 to the present.


     3. Before closing, the Borrowers shall deliver to First Union a report showing total accounts payable as of September 30, 1999, broken down by age.

     4. Before closing, the Borrowers shall deliver to First Union copies of the contracts executed between the Borrowers and Service Champ for the sale of the Borrowers' parts inventory, and between Miracle Industries, Inc. and the purchaser for the sale of the National Auto Chemical business.

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     5.  Before closing, the Borrowers shall deliver to First Union copies of all loan documents evidencing the material terms of all subordinated debt.

                          E.  Post-closing Asset Sales

     The Borrowers have advised First Union that they believe that they can close on the following asset sales within twelve months following October 1, 1999, and generate net sale proceeds of at least $2,575,000:

     1. The sale of the National Auto Chemical (Miracle Industries, Inc.) business on or before October 31, 1999, generating at least $225,000 in net sale proceeds.

     2. The sale of the real property located at 950 South Baldwin Street, Marion, Indiana on or before January 31, 2000, generating at least $600,000 in net sale proceeds.

     3. The sale of the Borrowers' parts inventory to Service Champ on or before January 31, 2000, generating at least $600,000 in net sale proceeds.

     4. The sale of the Roscoe, Illinois real property by March 31, 2000, generating at least $250,000 in net sale proceeds.

     5. The sale of nine prefabricated buildings, with three buildings generating net sale proceeds of at least $300,000 to be sold by December 31, 1999, and two buildings, generating net sale proceeds of at least $200,000, to be sold during each of the next successive quarters.

                             F.  Restructure Terms

     The Borrowers have requested that First Union modify certain terms of the Loan and Security Agreement. First Union is agreeable to modifying certain terms and conditions of the Loan and Security Agreement, consistent with or subject to the following:

     1. First Union shall extend the Maturity Date (as defined in the Loan and Security Agreement) to October 5, 2000.

     2.  The Borrowers shall bring all past-due payments current.

     3. The Borrowers shall continue making all required principal and interest payments on the remaining term loan comprising the Acquisition Line of Credit, and shall continue making all required interest payments on the Line of Credit.

     4. The Borrowers shall grant to First Union liens on all real property (except for the real property subject to the FFCA Financing and the Heartland Bank Financing, as defined in the Loan and Security Agreement) owned by the Borrowers, to secure payment of the Obligations. The Borrowers shall represent and confirm that all such real estate is lien-free and that all real estate taxes are current.

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     5.  On or before November 15, 1999, the Borrowers shall deliver to First
Union a business plan setting forth in specific detail the precise actions which the Borrowers plan to take to generate payments to First Union and the Borrowers' account debtors, so as to achieve substantial and significant reductions in the outstanding debt of the Borrowers. This plan shall also address the specific steps which the Borrowers propose to take to recapitalize the Borrowers and return to profitability. This plan must be approved by the board of directors of PAC, and must be consistent with the terms and conditions of this Term Sheet.

     6. By the end of each quarter, beginning with the quarter ending on December 31, 1999, the Borrowers shall reduce accounts payable by at least $250,000, on a cumulative basis.

     7. The Borrowers shall begin providing to First Union the following financial information, in addition to the financial information which the Borrowers are now required to deliver to First Union:

         a. within five business days after the end of the 15th and the 30th days of each month, a detailed payable aging as of the end of the previous 15-day period, and an accounts receivable aging, for the previous 15-day period;

         b. within forty-five days after the end of each quarter, a financial statement on a consolidated and individual basis for the previous quarter, including an income statement, a balance sheet and a statement of cash flows; and

         c. promptly after filing, copies of each Borrower's federal tax return.

     8. The Borrowers shall not suffer, for the quarter ending on December 31, 1999, a negative earnings before taxes, depreciation and amortization, but after interest exceeding $500,000, exclusive of the asset sales described above. The Borrowers shall achieve, for each quarter, beginning with the quarter ending on March 31, 2000, a positive earnings before taxes, depreciation and amortization, but after interest, exclusive of the asset sales described above.

     9. The Borrowers shall close on each asset sale described in Section E of this Term Sheet by the dates indicated, and shall generate the net sale proceeds which they project to generate in connection with each sale.

     10. The Borrowers shall not transfer any real or personal property outside of the ordinary course of business, excluding the sales and transfers referred to in this Term Sheet, without the prior written consent of First Union.

     11. On or before September 1, 2000, the Borrowers shall permanently reduce the Line of Credit by $200,000 to $4,400,000.

     12. The Borrowers shall make no principal or interest payments on any subordinated debt, except that PAC may issue and deliver to a subordinated debt holder stock in payment of interest due on the subordinated debt.

     13. The Borrowers shall deposit all cash receipts (including the sales and transfers referred to in this Term Sheet) into a cash collateral account at First Union, which cash receipts

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shall be applied to pay down the Line of Credit. All advances under the Line of
Credit shall be made from the Borrowers' operating account at First Union. Advances shall be made pursuant to Section 2.1.4 of the Loan and Security Agreement, except that the phrase "the continued satisfactory financial condition of the Borrower" shall be deleted from Section 2.1.4. Thus, all advances shall be mandatory, subject to Section 2.1.4, as amended. The Borrowers shall provide the necessary disclosures with respect to Sections 5.2 and 5.3 of the Loan and Security Agreement, and Sections 5.25 and 6.8 shall be deleted from the Loan and Security Agreement.

     14. All loan documentation necessary to implement the terms of this Term Sheet shall be in form and content mutually acceptable to First Union and the Borrowers and their respective counsel. Such loan documentation may make certain clarifying changes to the Loan and Security Agreement, as reasonably required by First Union.

     15. The defaults listed in Part C above shall either be cured or waived under the loan documentation referenced in paragraph 14 above.

     16. At closing, the Borrowers shall pay to First Union all attorneys' fees and other expenses related to the loan modification. The Borrowers shall be liable for all such fees and expenses regardless of whether closing occurs.

     17. Closing (the execution of all necessary loan modification documents including deeds of trust/mortgages) shall occur on or before October 19, 1999, failing which First Union shall be under no obligation to close on this debt restructure and this Term Sheet shall expire and be of no force or effect.

     First Union would like to conclude this matter by the execution of formal written documents among the parties as soon as possible. To that end, please acknowledge your agreement with the terms of the loan modification as set forth in this Term Sheet no later than October 12, 1999.


CONSENTED AND AGREED TO:

PRECISION AUTO CARE, INC.


By:___________________________________________
   Charles L. Dunlap
   President and Chief Executive Officer



   FIRST UNION NATIONAL BANK

By:__________________________________________
   John G. Dumm, Vice President

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